                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 28
                                       TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               Circon Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    172736100
                                ----------------
                                 (CUSIP Number)

                                 Mark H. Swartz
                            Executive Vice President
                        c/o Tyco International (US) Inc.
                                  One Tyco Park
                                Exeter, NH 03833
                                 (603) 778-9700

                                Michael W. Lyons
                                Corporate Counsel
                       United States Surgical Corporation
                                150 Glover Avenue
                           Norwalk, Connecticut 06856
                                 (203) 845-1000

                                 with a copy to:

                            Frederick W. Kanner, Esq.
                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                          New York, New York 10019-6092
                                 (212) 259-8000


--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                December 22, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 8 Pages)

                                  SCHEDULE 13D
-------------------------------                  -------------------------------
CUSIP NO. 172736100                              PAGE  2  OF  8  PAGES
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON:  Tyco International Ltd.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

                    Not Applicable
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

                    Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                    Bermuda
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                                Not Applicable
                    ------------------------------------------------------------
NUMBER OF SHARES    8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                    Not Applicable
      EACH          ------------------------------------------------------------
   REPORTING        9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                      Not Applicable
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                Not Applicable
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

          Not Applicable
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
-------------------------------                  -------------------------------
CUSIP NO. 172736100                              PAGE  3  OF  8  PAGES
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:  United States Surgical Corporation

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

                            132518270
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

                            Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)                                                / /

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware

--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                                Not Applicable
                    ------------------------------------------------------------
NUMBER OF SHARES    8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                    Not Applicable
      EACH          ------------------------------------------------------------
   REPORTING        9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                      Not Applicable
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                Not Applicable
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

                Not Applicable
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
-------------------------------                  -------------------------------
CUSIP NO. 172736100                              PAGE  4  OF  8  PAGES
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:  USS Acquisition Corp.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

                          061476809
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                      (b) / /

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

                          Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)                                                / /

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                                Not Applicable
                    ------------------------------------------------------------
NUMBER OF SHARES    8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                    Not Applicable
      EACH          ------------------------------------------------------------
   REPORTING        9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                      Not Applicable
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                Not Applicable
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

                Not Applicable
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

       Tyco International Ltd., a Bermuda company ("Tyco"), United States Surgical Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Tyco ("US Surgical"), and USS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of US Surgical ("USS") hereby further amend and supplement Statement on 13D previously filed by Tyco, US Surgical and USS (the "Schedule 13D") relating to the common stock $.01 par value (the "Common Stock"), of Circon Corporation, a Delaware corporation (the "Issuer"), originally filed with the Securities and Exchange Commission (the "Commission") on August 2, 1996, as amended. The item numbers and responses thereto below are in accordance with the requirements of Schedule 13D.

       Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D. The term Reporting Persons means Tyco, US Surgical and USS.

       The Schedule 13D is hereby amended as follows:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

             (a)  Number of Shares Beneficially Owned:

                  As of the date hereof, the Reporting Persons own an aggregate of 0 shares of Common Stock of the Issuer.

             (b) Sole Power to Vote, Direct the Vote of, Dispose of, or Direct the Disposition of Shares:

                  Not Applicable.

             (c)  Recent Transactions:

                  On December 22, 1998, the Reporting Persons sold 1,959,348 shares of Common Stock of the Issuer in open market transactions at a price of $14.50 per share.

             (d)  Rights with Respect to Dividends on Sales Proceeds:

                  Not Applicable.

             (e)  Date of Cessation of Five Percent Beneficial Ownership:
                  12/22/98.


                               (Page 5 of 8 Pages)

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

       Item 7 of the Schedule 13D is hereby amended and supplemented by the following:

EXHIBIT NO.                             DESCRIPTION

1                        Agreement of Joint Filing pursuant to Rule
                         13d-1(k)(1) promulgated under the
                         Securities Exchange Act of 1934, as
                         amended.















                               (Page 6 of 8 Pages)

       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  January 11, 1999


                                TYCO INTERNATIONAL LTD.

                                By:  /s/ Mark H. Swartz
                                     -----------------------------------------
                                     Name:  Mark H. Swartz
                                     Title:    Executive Vice President, Chief

                                                  Financial Officer


                                UNITED STATES SURGICAL CORPORATION

                                By:  /s/ Mark H. Swartz
                                     -----------------------------------------
                                     Name: Mark H. Swartz
                                     Title:   Vice President


                                USS ACQUISITION CORP.

                                By:  /s/ Michael Robinson
                                     -----------------------------------------
                                     Name: Michael Robinson
                                     Title:   Vice President and Treasurer



                               (Page 7 of 8 Pages)